Watch List Report

COMM, SERIES 2003-LNB1
Servicer Watch List
As of
10/6/2003
Operating Information Reflected As NOI [] or NCF [X]

Loan ID	Prospectus Loan ID	Property Name	Property Type	City	State	Date Added to Watchlist	Ending Scheduled Loan Balance	Paid Thru Date	Maturity Date	Preceding Fiscal Yr DSCR NOI / NCF	Preceding Fiscal Year Financial as of Date	Most Recent DSCR NOI / NCF	Most Recent Financial As of Start Date	Most Recent Financial As of End Date	Comment/Action to be Taken

991087792	49		OF	Various	GA	20031006	$4,271,344.52	20030801	20130501						Delinquent in Payment. This loan is secured by two office complexes totaling 38,791 square feet. The Marietta property was built in 1996 and renovated in 2000, while the Alpharetta property was built in 1997. The combined DSCR and occupancy at the time of underwriting were 1.39 and 95%. GMACCM has not received financial statements and has not inspected the properties since the securitization's closing date of 06/30/03. Failure by the borrower to make his September and October payments when due constituted an "Event of Default" under the mortgage. As of 10/06/03, the borrower owes the following: (1) his September and October monthly payments of $35,955.22 each; (2) shorted tax, insurance, and reserve escrow payments for July and August totaling $15,973.64; and (3) accrued late charges totaling approximately $2,797. GMACCM has sent several notices to the borrower and has called the borrower on several occasions.
															The last response from the borrower, however, was on 09/13/03, whereby the borrower indicated that rent collections were behind for September and that GMACCM would have his monthly payment before the end of that month. On 10/03/03, GMACCM received a partial payment from the borrower in the amount of $31,490.22, which excluded the monthly reserve deposit of $4,465. GMACCM will continue to monitor the loan.

Totals:							$4,271,344.52

Watchlist Prepared Based Upon The GMACCM Servicing Standard.

Questions or comments contact Securitized Portfolio Management at GMACCM at (800) 734-0797.

Last Updated on 10/20/2003
By SSanty